Exhibit 23

Consent of Independent Registered Public Accounting Firm

Aceto Corporation

Port Washington, NY

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-207394) and Form S-8 (No. 333-209693, No. 333-187353, No. 333-174834, No. 333-149586, No. 333-90929, and No. 333-110653) of Aceto Corporation and subsidiaries of our reports dated August 25, 2017, except as to the effect of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (Revised), which is dated November 9, 2017, which expresses an adverse opinion on the effectiveness of the Company’s Internal Control over Financial Reporting, which appears in this Form 10-K/A.

/s/ BDO USA, LLP
Melville, New York
November 9, 2017